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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                                         Contact: Mark R. Holden
                                                                    765-771-5310


                           WABASH NATIONAL CORPORATION
         ANNOUNCES THE COMPLETION OF ITS NEW $222 MILLION BANK FINANCING

         LAFAYETTE, INDIANA, September 23, 2003 . . . Wabash National Corporation (NYSE: WNC) today announced the closing and funding of a new three year $222 million bank financing package. The financing was led by Fleet Capital Corporation as Administrative Agent, National City Bank as Syndication Agent and Wachovia Bank and GE Capital as Co-Documentation Agents. Merrill Lynch, LaSalle Bank, Fifth Third Bank and Washington Mutual also participated in the financing. Fleet Securities, Inc. served as Lead Arranger for the transaction.

         "We are extremely pleased with the completion of our new financing package", stated Christopher A. Black, Vice President and Treasurer of Wabash National. "Fleet Capital and the seven other syndicate banks did an outstanding job of working with us to construct a credit facility that will serve us well over the next three years. We believe we have constructed a bank group with outstanding leadership, excellent knowledge and the capacity to meet the Company's various financial needs during the foreseeable future."

         "Fleet Capital and Fleet Securities are pleased to have agented and underwritten the new senior credit facility and to be part of the company's exciting future", said Ira J. Kreft, Fleet Capital Executive Vice President and Central Group Manager. "Our knowledge and experience in the transportation sector was important in understanding the business and structuring, while the strength of the company's management team, excellent market position and improving operational and financial performance contributed to a very successful syndication."

         The new bank financing package is comprised of a $47.1 million term loan and a $175 million revolving credit facility, of which approximately $84 million was borrowed at closing. The facilities are secured by all of the assets of the Company and are governed by a borrowing base.

         The covenant package consists of a minimum Fixed Charge Coverage test, a Maximum Debt to EBITDA test and a Maximum Capital Expenditure test, all of which are measured quarterly. The revolver is priced at LIBOR + 250 basis points and the term loan is priced at LIBOR + 275 basis points. The revolver also maintains a 37.5 basis point unused fee.


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         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

         This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2003, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.